Exhibit 77D

Policies with respect to securities investments

Effective June 21, 2013, the Sentinel Balanced Fund, Sentinel Conservative Strategies Fund, and Sentinel Total Return Bond Fund were authorized to use derivative instruments, including equity index futures, to hedge credit risk from high yield fixed income securities in the portfolios.

Effective September 30, 2013, the Sentinel Capital Growth Fund may invest without limitation in foreign securities, including those traded on foreign securities markets.